UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 20, 2001

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	Commission File Number	93-0256820
(State or other jurisdiction of incorporation or organization)	1-5532-99	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (503) 464-8000

Item 5. Other Events

General Rate Case

On November 20, 2001, the Public Utility Commission of Oregon (OPUC, or the Commission) denied a request by a coalition of interest groups to reconsider the Commission's August 31, 2001 general rate order that authorized retail price increases that became effective October 1, 2001.

Enron Bankruptcy Proceedings

Enron Corp. (Enron) has recently experienced significant financial difficulties and a significant decrease in the trading price of its common stock, precipitated by a net loss in the third quarter of 2001, a restatement of prior period financial statements, a formal investigation by the Securities and Exchange Commission, and the termination of the proposed acquisition of Enron by Dynegy Inc. On December 2, 2001, Enron, along with certain of its subsidiaries, filed to initiate bankruptcy proceedings under Chapter 11 of the federal Bankruptcy Code. Portland General Electric Company (PGE or the Company) is not included in the filing.

Management cannot predict with certainty what impact the bankruptcy of Enron may have on PGE. However, it does believe that the assets and liabilities of PGE will not become part of the Enron estate in bankruptcy (based in part upon an opinion from legal counsel attached as Exhibit 99.1 hereto) and therefore does not expect the Enron bankruptcy proceedings to have a material effect on PGE's operations. Although Enron owns all of PGE's common stock, PGE as a separate corporation owns or leases the assets used in its business and PGE's management, separate from Enron, is responsible for PGE's day to day operations. Regulatory and contractual protections restrict Enron access to PGE assets. Under Oregon law and specific OPUC merger conditions (as interpreted by an opinion from legal counsel attached as Exhibit 99.2 hereto), Enron's access to PGE cash or assets (through dividends or otherwise) is limited. Under the merger conditions, PGE cannot make any distribution to Enron that would cause PGE's equity capital to fall below 48 percent of total PGE capitalization (excluding short-term borrowings) without Commission approval. The merger order also contains notification requirements regarding dividends and retained earnings transfers to Enron. Lastly, the order requires that PGE maintain its own accounting system as well as separate debt and preferred stock ratings. PGE maintains its own cash management systems and finances itself both on a short term and long term basis separate from Enron.

Proposed Acquisition of PGE by NW Natural

On October 5, 2001, Enron and Northwest Natural Gas Company (NW Natural) entered into a Stock Purchase Agreement providing for the purchase by NW Natural of all of the issued and outstanding common stock of PGE. Applications have been filed with the OPUC and Federal Energy Regulatory Commission (FERC) for authorization for NW Natural to purchase PGE from Enron. The proposed transaction is expected to close in the second half of 2002, following the receipt of required regulatory approvals, as well as the approval of NW Natural's shareholders.

Under the October 5, 2001 Stock Purchase Agreement, Enron agreed that PGE would conduct its business in a manner consistent with past practice and would use all reasonable efforts to preserve intact its present business organization and goodwill. The Stock Purchase Agreement also provides restrictions on the payment of dividends from PGE to Enron, with certain exceptions. PGE understands from Enron that Enron and NW Natural remain committed to completion of the transaction.

Financing Activities

On November 27, 2001, PGE filed an application with the FERC to increase from $450 million to $550 million its authorization to issue short-term debt, including commercial paper, credit facilities, and other indebtedness. A decision is anticipated by the end of 2001 or shortly thereafter. The increase will allow additional financial flexibility and liquidity in the management of PGE's day-to-day business.

On November 28, 2001, in response to concerns surrounding the ability of PGE to remain fully insulated from current financial difficulties faced by Enron (as described above), Moody's Investors Service downgraded the long-term and short-term credit ratings of the Company. The Company's ratings were downgraded as follows: senior secured debt to 'A3' from 'A2', senior unsecured debt to 'Baa1' from 'A3', preferred stock to 'Baa3' from 'Baa2', and commercial paper to 'P-2' from 'P-1'. All ratings remain on review for possible further downgrade.

On November 29, 2001, Fitch affirmed the Company's ratings and revised the Rating Watch status to Negative from Evolving for all the company's outstanding debt securities.

PGE 's credit ratings as of December 4, 2001 are as follows:

	Moody's	Standard & Poor's	Fitch

Senior secured debt	A3	A	BBB+
Senior unsecured debt	Baa1	A-	BBB
Preferred stock	Baa3	BBB+	BBB-
Commercial paper	P-2	A-1	F2

Status:	On review for possible downgrade	CreditWatch with Negative Implications	Ratings Watch Negative

PGE's credit ratings remain within investment grade. However, management is unable to predict what actions, if any, will be taken by the rating agencies in the future.

Information Regarding Forward Looking Statements

This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements which are other than statements of historical facts. Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, changes in the cost of power and natural gas, political developments affecting federal and state regulatory agencies, and developments with respect to the bankruptcy of Enron.

Item 7. Financial Statements and Exhibits

  Exhibits:

(99) Additional Exhibits

99.1   Legal opinion re: Consolidation with Enron, Inc: regarding the Enron Corp. bankruptcy filing under Chapter 11 and substantive consolidation matters

99.2    Legal opinion re: Power of the Oregon Public Utility Commission to Prevent the Removal of Cash from or the Encumbering of Assets of Portland General Electric Company to Satisfy the Debts of Enron Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                 PORTLAND GENERAL ELECTRIC COMPANY

                                                                                                (Registrant)

December 4, 2001	By:	/s/ James J. Piro
James J. Piro Senior Vice President Chief Financial Officer and Treasurer